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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                                        CONTACT: Daniel J. Doyle
                                                                 President/CEO
                                                                 (559) 298-1775

                        CENTRAL VALLEY COMMUNITY BANCORP
                    REPORTS PROFITABLE FIRST QUARTER EARNINGS

CLOVIS, CALIFORNIA...April 10, 2001...Central Valley Community Bancorp (CVCB) (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, is pleased to report consolidated net income of $720,000, which includes non-recurring income and expense items for the 3-month period ending March 31, 2001, an increase of 117%, compared to $332,000 for the same period in 2000. Consolidated net income without non-recurring income and expense items would have been $452,000 at March 31, 2001.

         Diluted earnings per share was $0.54 for the 3-month period ending March 31, 2001, representing a 120.0% increase over the $0.25 reported for the same period in 2000. Consolidated total assets grew to $193,671,000 at March 31, 2001 compared to $172,788,000 at March 31, 2000, an increase of 12.1%.

         Gross loans grew to $104,229,000 at March 31, 2001, an increase of 25.6%, compared to gross loans of $82,972,000 reported at March 31, 2000. Total deposits grew 15.4% to $172,756,000 at March 31, 2001, compared to total deposits of $149,680,000 at March 31, 2000.

          "We are pleased with the progress of our new bank holding company, Central Valley Community Bancorp (CVCB), and are confident that this structure along with the hard work of Clovis Community Bank's team have positioned us to take advantage of continued growth opportunities in 2001," stated Daniel J. Doyle, Chief Executive Officer of CVCB and Clovis Community Bank.

         "Based upon Clovis Community Bank's position for continued loan growth, and the uncertain impact on our business customers as a result of the California energy crisis, we have increased loan loss reserves as a prudent measure," noted Doyle.

         Central Valley Community Bancorp trades over-the-counter under the symbol CVCY. Clovis Community Bank, founded in 1979, and the sole subsidiary of CVCB, operates six full-service offices in Clovis, Fresno, Prather and Shaver Lake, a Real Estate Lending Department in Clovis, and offers investment services provided by Investment Center of America at the Main Office in Clovis. Members of CVCB's and the Bank's Boards of Directors are: Daniel N. Cunningham (Chairman), David E. Cook, Sidney B. Cox, Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and

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Joseph B. Weirick. Additional information about Clovis Community Bank can be found at www.clovisbank.com.


FORWARD-LOOKING STATEMENTS: ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACTS, SUCH AS STATEMENTS REGARDING THE COMPANY'S CURRENT BUSINESS STRATEGY AND THE COMPANY'S PLANS FOR FUTURE DEVELOPMENT AND OPERATIONS, ARE BASED UPON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING IN NATURE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, (1) SIGNIFICANT INCREASES IN COMPETITIVE PRESSURE IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT RESULTING IN REDUCED MARGINS; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) FLUCTUATIONS IN THE REAL ESTATE MARKET; (6) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (7) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY.